Press Release
UQM Technologies, Inc. 7501 Miller Drive Frederick, CO 80530	Contact: John Baldissera BPC Financial Marketing (800) 368-1217 or Donald A. French, Treasurer (303) 278-2002

UQM Technologies Announces Completion of Secondary Offering of $7.7 Million

FREDERICK, COLORADO, NOVEMBER 1, 2004…UQM TECHNOLOGIES, INC. (AMEX:UQM), a developer of alternative energy technologies, announced today that it has completed a secondary offering of 3,600,000 shares of common stock to investors in North America and Europe. Cash proceeds to the Company, before deducting underwriting commissions and expenses of the offering, will be $7.74 million. I-Bankers Securities Incorporated, Newbridge Securities Corporation and Neidiger Tucker Bruner Inc. served as underwriters for the offering. The transaction is expected to close November 5, 2004.

Cash proceeds from the transaction are expected to be used for general corporate purposes, including working capital and other business opportunities.

A copy of the prospectus relating to the offering may be obtained from the underwriters.

This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

UQM Technologies, Inc. is a developer and manufacturer of power dense, high efficiency electric motors, generators and power electronic controllers for the automotive, aerospace, medical, military and industrial markets. A major emphasis of the Company is developing products for the alternative energy technologies sector including propulsion systems for electric, hybrid electric and fuel cell electric vehicles, 42-volt under-the-hood power accessories and other vehicle auxiliaries and distributed power generation applications. The Company's headquarters, engineering and product development center, and motor manufacturing operation are located in Frederick, Colorado. For more information on the Company, please visit its worldwide website at www.uqm.com.

This press release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this press release and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors with respect to, among other things the development of markets for our products. Important Risk Factors that could cause actual results to differ from those contained in the forward- looking statements are contained in our Form S-2A filed October 29, 2004 and is available through our website at www.uqm.com or at www.sec.gov.